Exhibit 10.2

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, PA 15055

October 2, 2012

Mr. R. Terry Blakemore
c/o Black Box Network Services, Inc. -
Government Solutions
1010 Haley Road
Murfreesboro, TN 37129

Re: Separation

Dear Terry:

In order to provide for an orderly transition, this letter agreement is to confirm our understanding regarding your separation from Black Box Corporation (“Black Box”) and its subsidiaries (the “Company”). Reference is hereby made to the Amended and Restated Agreement dated as of October 16, 2007 by and between Black Box and you (“Your Agreement”). Black Box hereby advises you to have this letter agreement, including the Release Agreement (as defined below) attached hereto, reviewed by your attorney.

Accordingly, for good and valuable consideration, intending to be legally bound, and in connection with your pending separation of employment from the Company, Black Box and you agree as follows:

1.
This letter agreement is an amendment to Your Agreement which, except as necessary to give effect to the provisions of this letter agreement, shall remain in full force and effect in accordance with its terms. For avoidance of doubt, you acknowledge and agree that Sections 4 and 8 of Your Agreement remain in full force and effect.

2.
You will remain the Chief Executive Officer of Black Box (“CEO”) until March 31, 2013. You acknowledge and agree that the Board of Directors of Black Box (the “Board”) has appointed another person to serve as CEO as of April 1, 2013 and that the Board may appoint another person as President of Black Box at any time. You agree that neither of these events nor the corresponding re-assignment of your authorities, duties or responsibilities in connection therewith will serve as “Good Reason for Termination” under Your Agreement.

3.
Your employment with the Company will voluntarily end in accordance with Retirement (as defined in Your Agreement) and your Date of Termination (as defined in Your Agreement) shall be June 3, 2013 (“Your Retirement Date”). You shall be available to assist the CEO from and after March 31, 2013 through Your Retirement Date. For the avoidance of doubt, you agree that (a) in accordance with Section 3(a)(iii) of Your Agreement, the termination of your employment on Your Retirement Date will not entitle you to any additional compensation under Your Agreement; and (b) notwithstanding the foregoing, you and Black Box retain the right to terminate your employment sooner in accordance with the terms of Your Agreement, as modified by this letter agreement.

4.
You agree that, effective as of Your Retirement Date, you will be treated as having voluntarily resigned all positions with the Company, including as a director, officer and/or manager of Black Box and all direct or indirect subsidiary of Black Box (for this purpose, including Genesis Networks Integration Services, LLC), but excluding your position as a director of Black Box. You agree to promptly execute and deliver to the Company any and all documents reasonably requested by the Company in order to effect the foregoing resignations.

5.
You acknowledge and agree that the Board may not nominate you for election as a director of Black Box at the next annual meeting of stockholders expected to be held in August 2013 and, therefore, your service on the Board may end as of the date of such next annual meeting of stockholders. You agree that the Board's failure to so nominate you will not serve as “Good Reason for Termination” under Your Agreement.

1

Exhibit 10.2

6.
Your base salary in effect as of the date hereof shall remain your base salary through Your Retirement Date. All of your existing cash and stock incentive awards shall be governed by the terms of their respective agreements and the 1992 Stock Option Plan, as amended, or the 2008 Long-Term Incentive Plan (collectively, the “Plans”), as the case may be. If you remain employed through Your Retirement Date, you shall be deemed to have retired for purposes of all the awards granted to you under the Plans. You understand that you are not entitled to receive any additional awards under the Plans or otherwise.

7.
In consideration for Black Box's willingness to execute this letter agreement and continue your employment through Your Retirement Date, thereby giving you the opportunity to receive additional compensation that you may not otherwise have received, you agree to sign and deliver to the Company a Release Agreement in the form attached hereto as Exhibit A, modified as necessary, in the reasonable determination of Black Box, to comply with law as of Your Retirement Date and with all blanks appropriately completed (the “Release Agreement”). You shall sign the Release Agreement on or within 21 days after Your Retirement Date. If you fail to timely sign or deliver to the Company the Release Agreement, or if you effectively revoke the Release Agreement in accordance with its terms, then you agree to immediately reimburse the Company an amount in cash equal to your base salary from the date of this letter agreement through Your Retirement Date plus the value of any incentive awards paid out to you in 2013 (less an amount equal to the minimum wage for the hours you worked during such period).

8.
You acknowledge and agree that the Company will be required to file this letter agreement, including Exhibit A hereto, with the Securities and Exchange Commission making such documents available to the public.

9.	Your Agreement and this letter agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions.

10.
Your Agreement, along with this letter agreement, constitute the entire understanding of the parties hereto with respect to the subject matter hereof and may only be amended or modified by written agreement signed by the parties hereto.

11.
The invalidity or unenforceability of any provisions of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.

12.	This letter agreement may be executed in counterparts which, taken together, shall constitute one and the same instrument.

Please indicate your agreement with the foregoing by signing below.

Very truly yours,

BLACK BOX CORPORATION

By: /s/ Thomas G. Greig III
.......Thomas G. Greig
.......Chairman of the Board

Date: 10/2/12

AGREED TO AND ACCEPTED BY:

/s/ R. Terry Blakemore
R. Terry Blakemore

Date: 10/2/12

2

Exhibit 10.2

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this "Release Agreement") is entered into by and between Black Box Corporation (the "Corporation") and R. Terry Blakemore (the "Executive") on the terms and conditions noted below.

WHEREAS, the Executive and the Corporation are parties to an Amended and Restated Agreement dated as of October 16, 2007 as amended by a letter agreement (the "Letter Agreement") dated October 2, 2012 (collectively, the "Executive Agreement");

WHEREAS, under the Executive Agreement, the Executive agreed to retire on a certain date and the Corporation agreed that the Executive could remain employed through that date, thereby earning the Executive the opportunity to receive additional compensation so long as the Executive executed this Release Agreement.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the Corporation and the Executive hereby agree as follows:

1.    Recitals. The foregoing recitals are true and correct and are incorporated herein.

2.    Retirement Date. The Executive retired from his employment with the Corporation on June 3, 2012 ("Retirement Date"). The Executive also simultaneously resigned from all positions he held with the Corporation and its affiliates other than his position as a director of the Corporation. The Corporation or one of its affiliates has or will timely pay the Executive at the rate of the Executive's regular base salary for the Executive's work through the Retirement Date, less all required tax withholdings and other deductions.

3.    General Release.

(a)    The Executive, on behalf of himself and his heirs, representatives and assigns, hereby agrees to forever release and discharge the Corporation, its direct and indirect subsidiaries, divisions, direct and indirect parents, affiliates, companies under the common control of any of the foregoing, predecessors, successors and assigns, and its and their past, present and future principals, directors, officers, executives, agents, attorneys, shareholders, members, managers, executive benefits plans, trustees and all others acting in concert with them, from any and all claims, actions, suits, proceedings, complaints, causes of action, debts, costs and expenses (including attorney's fees), at law or in equity, known or unknown, that the Executive has or may have through the date the Executive signs this Release Agreement, including, but not limited to, any claims for breach of any express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination based on race, religion, sex, age, color, handicap and/or disability, national origin or any other protected class and any other claim based on or related to the Executive's employment with the Corporation, or the Executive's departure therefrom, including, but not limited to, claims for violation of the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act and any similar state or local statute or regulation, all as amended.

(b)    Notwithstanding the foregoing, the release set forth in Section 3(a) does not and is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits, or prevent, restrict or interfere with the Executive's right to (i) file a charge or complaint with any appropriate federal, state or local agency regarding employment discrimination, (ii) participate in or cooperate with any such charge or complaint procedure, (iii) enforce this Release Agreement or (iv) seek a judicial determination of the validity of the release of the Executive's rights under the Age Discrimination in Employment Act.

(c)    If an administrative agency, court or other tribunal assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a) of this Release Agreement, the Executive hereby agrees to not, directly or indirectly, accept, recover or receive any resulting monetary damages or other equitable relief that otherwise would be due to him and the Executive hereby expressly waives any rights to any such recovery.

Exhibit 10.2

4.    Time Limits, Revocation and Effective Date.

(a)    The Executive has until the 21st day following the Retirement Date to consider the terms of this Release Agreement.

(b)    If the Executive signs this Release Agreement, the Executive may still revoke the Executive's acceptance of the Release Agreement for up to 7 days after the Executive signs it, by notifying the Corporation in writing before the expiration of that 7-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to:

Christopher H. Gebhardt
General Counsel
Black Box Corporation
1000 Park Drive
Lawrence, Pennsylvania 15055

(c)    If not revoked, this Release Agreement will become effective on the 8th day after the Executive signs it. If the Executive does not sign this Release Agreement by the 21st day following the Retirement Date, or if the Executive timely revokes this Release Agreement during the 7-day revocation period, this Release Agreement will not become effective and, in accordance with the terms of the Letter Agreement, the Executive will be required to promptly reimburse the Corporation an amount in cash equal to base salary from the date of the Letter Agreement through the Retirement Date, plus the value of any incentive awards paid out to the Executive in 2013 (less an amount equal to the minimum wage for the hours the Executive worked during such period).

5.    Termination of Other Benefits. Except as explained below, the Executive's current participation levels and eligibility to participate in any and all Corporation or its affiliates' benefit plans and programs shall cease as of the Retirement Date.

(a)    Disability Benefits. Short-term and long-term disability benefits coverage will end as of the Retirement Date.

(b)    The Retirement and Security Program of the National Telecommunications Cooperative Association And Its Member Systems (the "NTCA Pension Plan"). If the Executive participates in the NTCA Pension Plan, the Executive's contributions and service credits will end as of the Retirement Date.

(c)    Savings Plan of the National Telecommunications Cooperative Association And Its Member Systems (the "NTCA Savings Plan"). If the Executive participates in the NTCA Savings Plan, the Executive's contributions and service credits will end as of the Retirement Date.

(d)    Paid Time Off ("PTO"): The Executive's final accrued and unused PTO balance as of the Retirement Date will be forfeited.

(e)    Medical and- Dental and Life Insurance. If Executive is enrolled in the medical or dental benefit plans, including the medical reimbursement account plan, Executive's coverage will end on the last day of the month in which the Retirement Date occurs; however, on the first day of the month after the Retirement Date, the Executive will be eligible to continue the Executive's medical and dental benefits coverage, including the medical reimbursement account, under COBRA. If the Executive is enrolled in a life insurance plan, the Executive's coverage will end on the Retirement Date; however, Executive will be able to continue certain life insurance benefits coverage by filing an application for conversion with the carrier within 31 days after the Executive's employer-provided coverage ends. The Executive will receive further information regarding these rights under separate cover.

(f)    Expenses. If the Executive has any legitimate business expenses for which he seeks to be reimbursed, the Executive must submit a claim for the same no later than June 30, 2013. The Corporation will pay the Executive for any legitimate business expenses no later than July 15, 2013.

Exhibit 10.2

6.    Confidentiality/Non-Disclosure/Non-Solicitation. The Executive acknowledges that the Black Box Corporation Non-Compete and Non-Solicit Agreements that the Executive signed to receive his equity awards, along with any other confidentiality, non-disclosure, non-competition and non-solicitation agreements or provisions that the Executive has previously signed, including, but not limited to, the confidentiality and non-competition provisions in the Executive Agreement, shall remain in effect in accordance with the terms and conditions of each such agreement.

7.    Stock Options/Restricted Stock Units/Performance Shares. The Executive's rights under incentive and/or equity award agreements with the Corporation, if any, shall continue to be governed by the terms of such agreements and the 1992 Stock Option Plan or the 2008 Long-Term Incentive Plan, as applicable. The Executive will be subject to the trading window limitations of Black Box Corporation's policy for Purchase and Sales of Company Securities for the fiscal quarter in which the Retirement Date falls.

8.    Remedies. The Executive acknowledges that a violation of Paragraph 6 of this Release Agreement will cause irreparable harm to the Corporation. The Executive further agrees that damages may be difficult to prove in the event that the Executive breaches this Release Agreement. Therefore, the Executive hereby agrees that the Corporation shall be entitled, in addition to any other remedies available at law or in equity, to injunctive relief to enjoin any violation of this Release Agreement and that the Executive will reimburse the Corporation for its costs, expenses and attorneys' fees incurred to enforce this Release Agreement.

9.    Absence of Claims. The Executive represents that the Executive has no outstanding claims, charges or complaints, either individually or with any other person, filed with any administrative or governmental agency or any lawsuit in any court based on any act or event arising out of the Executive's employment, up to and including the date of execution of this Release Agreement.

10.    Legal Advice. The Corporation advised the Executive to have the Letter Agreement and this Release Agreement reviewed by the Executive's attorney prior to the execution of the Letter Agreement and hereby advises the Executive to have this Release Agreement reviewed by the Executive's attorney prior to execution by the Executive. The Executive acknowledges that the Executive had the opportunity to have the Letter Agreement and this Release Agreement reviewed by the Executive's attorney prior to execution by the Executive.

11.    No Admission. This Release Agreement shall not in any way be construed as an admission by any party that it has acted wrongfully towards the other party, or that the Executive or the Corporation has any rights against one another, and each party specifically disclaims any liability for wrongful acts against the other party.

12.    Return of Corporation Property. The Executive further represents that the Executive has not removed any Corporation property including, but not limited to, documents, manuals, books or other papers which are the property of the Corporation and that the Executive has returned any and all Corporation property including, but not limited to, keys, badges, passcards, laptops and desktop computers and accessories, credit cards and cell phones.

13.    Non-Disparagement. The Executive agrees that the Executive will, at no time after the signing of this Release Agreement, disparage, in written or verbal form, the Corporation, its products or its services.

14.    General. This Release Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by the parties referencing this Release Agreement and signed by an officer of the Corporation. The Agreement contains the complete understanding of the subject matter and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, or express or implied, that form part of or affect this Release Agreement, or which induced either party to enter into this Release Agreement or on which reliance is placed except for the terms and conditions contained in this Release Agreement.

15.    Successors. The terms, conditions and covenants hereto shall extend to, be binding upon and inure to the benefit of the heirs, successors, personal representatives and assigns of the parties hereto.

16.    Governing Law. The Agreement shall be governed by federal law and/or the internal laws of the Commonwealth of Pennsylvania, except for its laws of conflicts.

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereby acknowledge and agree to the terms and conditions of this Release Agreement.

Executive's Signature...................................Black Box Corporation

By: _____________________________     By: _____________________________
......R. Terry Blakemore
Name: ___________________________

Title: ____________________________

Date: ____________________________    Date: ____________________________

Mail the signed, original Release Agreement to the following address (no faxed copies). A copy, with the Corporation's signature, will be returned to the Executive.

Christopher H. Gebhardt
General Counsel
Black Box Corporation
1000 Park Drive
Lawrence, Pennsylvania 15055

4